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                                                                  Exhibit 99.5

DELAWARE MANAGEMENT TRUST COMPANY
1818 MARKET STREET
PHILADELPHIA, PA  19103


                          CONFIDENTIAL INSTRUCTIONS FOR
              EXCHANGE OFFER FOR OUTSTANDING SHARES OF COMMON STOCK
                    HELD IN THE SIERRACITIES.COM 401(K) PLAN

         THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 12:00 MIDNIGHT,
    NEW YORK CITY TIME, ON DECEMBER 14, 2000, UNLESS THE OFFER IS EXTENDED.


TO PARTICIPANTS IN THE FIRST SIERRA 401(K) PLAN

         Enclosed is a copy of the Prospectus, dated November 16, 2000, and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer"), and an Instruction Card relating to the Offer by VerticalNet International, Inc., through its wholly owned subsidiary, Truckee Acquisition Co., to exchange shares of common stock (together with the associates preferred stock purchase rights, the "Shares") of SierraCities.com Inc. for a certain number (as described in the Offer) of shares (and in specified circumstances, as described in the Offer, cash) of common stock of VerticalNet, Inc. This material is being forwarded to you as the beneficial owner of Shares held by us for your account under the SierraCities 401(k) Plan (the "401(k) Plan"). A tender of such Shares into the exchange can be made only by us, acting in our capacity as trustee of the 401(k) Plan, pursuant to your instructions.

         We request confidential instructions as to whether you wish to have us tender on your behalf any or all of such Shares held by us for your account, upon the terms and subject to the conditions set forth in the Offer. To tender shares held by us for you under the 401(k) Plan, we must receive from you the enclosed Instruction Card by 5:00 P.M. New York City time on Friday, December 11, 2000, unless extended.

         If you wish to have us tender any or all of your Shares held in your account under the 401(k) Plan, please sign and send to us the enclosed Instruction Card. If you do not return the enclosed Instruction Card we will not tender any of the Shares held in your account under the 401(k) Plan.

         IF WE DO NOT RECEIVE A PROPERLY EXECUTED INSTRUCTION CARD FROM YOU, WE WILL NOT TENDER YOUR SHARES INTO THE EXCHANGE OFFER.


                                INSTRUCTION CARD
                RE: FIRST SIERRA 401(K) PLAN (THE "401(K) PLAN")

To Delaware Management Trust Company:

         I am a participant in the 401(k) Plan and, as such, I received a copy of the Prospectus dated November 16, 2000 and the related Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the "Offer") relating to the Offer by VerticalNet, Inc., through its wholly owned subsidiary, Truckee Acquisition Co., to exchange each share of common stock of SierraCities.com, Inc. for a certain number (as described in the Offer) of shares (and in specified circumstances, cash, as described in the Offer) of common stock of VerticalNet, Inc.

         I hereby direct you to:

         / / Tender all shares held in my account.

         / / Tender ______ (insert number) of such shares only.

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         / / Do not tender any such shares.


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(Signature of Participant)

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(Signature of Participant)

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(Date)
If shares are held in joint names, each co-owner must sign.



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